UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2012

NuPathe Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34836	20-2218246
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

227 Washington Street Suite 200 Conshohocken, Pennsylvania	19428
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 567-0130

Not Applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

On April 23, 2012, NuPathe Inc. (“NuPathe”) entered into an Equipment Purchase Agreement (“Purchase Agreement”) with Automated Engineering, LLC (“AE”).  Pursuant to the terms of the Purchase Agreement, AE will design, assemble, test, deliver and install equipment which will be used to manufacture commercial supply of components of NuPathe’s migraine patch (also referred to as NP101).  Based on the current work specifications, NuPathe expects to pay AE an aggregate of $976,250 for such equipment and services as follows:

•                  10% was paid in connection with the execution of this Purchase Agreement;

•                  20% due at project initiation;

•                  30% due upon design approval;

•                  20% due upon approval of equipment by NuPathe at AE’s facilities; and

•                  20% due upon final acceptance of equipment by NuPathe at NuPathe’s designated delivery location.

Either party may terminate the Purchase Agreement for non-performance or material breach where such breach is not cured within 30 days following receipt of notice from the non-breaching party.  In addition, NuPathe may terminate the Purchase Agreement at any time and for any reason provided that AE has received notice of such termination more than 30 days prior to the agreed upon delivery date for the equipment.  In the event of any such early termination by NuPathe, NuPathe shall pay the actual expenses, including allocated overhead and profit, incurred by AE up to the date that AE received such notice of termination.

The foregoing is a summary description of certain terms of the Purchase Agreement and, by its nature, is incomplete. The Purchase Agreement is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference. All readers are encouraged to read the entire text of the Purchase Agreement.

Item 9.01     Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.	Description of Exhibit

10.1	Equipment Purchase Agreement, dated April 23, 2012, by and between Automated Engineering, LLC and NuPathe Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUPATHE INC.

	By:	/s/ Jane H. Hollingsworth
Jane H. Hollingsworth
Chief Executive Officer

Dated: April 26, 2012

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Equipment Purchase Agreement, dated April 23, 2012, by and between Automated Engineering, LLC and NuPathe Inc.